EXHIBIT 11

                       OGDEN CORPORATION AND SUBSIDIARIES

          DETAIL OF COMPUTATION OF EARNINGS APPLICABLE TO COMMON STOCK

                                                       FOR THE NINE MONTHS    FOR THE THREE MONTHS
                                                              ENDED                 ENDED
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                       -------------------    --------------------
                                                         1997       1996       1997       1996
                                                       --------   --------    ------     -------
                                                                     (In Thousands)
NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE:
Average number of common shares                         49,951     49,642     50,048      49,705
                                                       =======     ======     ======      ======
NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE ASSUMING FULL DILUTION:
Average number of common shares                         49,951     49,642     50,048      49,705
Shares issuable for conversion of preferred
stock                                                      278        291        272         287
                                                       -------    -------     ------     -------

Number of shares used for computation                   50,229     49,933     50,320      49,992
                                                       =======    =======     ======     =======

COMPUTATION OF EARNINGS APPLICABLE TO COMMON
SHARES:
Net income                                             $55,391    $46,564    $24,605     $20,388
   Less: dividends on Ogden preferred stock               (115)      (121)       (38)        (40)
                                                       -------    -------    -------     -------

Consolidated income applicable to Ogden common
stock                                                  $55,276    $46,443    $24,567     $20,348
                                                       =======    =======    =======     =======

COMPUTATION OF EARNINGS APPLICABLE TO COMMON
SHARES-ASSUMING FULL DILUTION:
Net income                                             $55,391    $46,564    $24,605     $20,388
                                                       =======    =======    =======     =======

Note:

      Earnings per common share was computed by dividing net income, increased (decreased) for adjustments arising from minority interest in consolidated subsidiaries, reduced by preferred stock dividend requirements, by the weighted average of the number of shares of common stock and common stock equivalents, where dilutive, outstanding during each period.

      Earnings per common share, assuming full dilution, was computed on the assumption that all convertible debentures, convertible preferred stock, and stock options converted or exercised during each period, or outstanding at the end of each period were converted at the beginning of each period or at the date of issuance or grant, if dilutive. This computation provides for the elimination of related convertible debenture interest and preferred dividends.